              [LETTERHEAD OF LEBOEUF, LAMB, GREENE & MACRAE L.L.P.]

                                               January 13, 2005

Aspen Insurance Holdings Limited
Victoria Hall
11 Victoria Street
Hamilton HM11
Bermuda

          Re: Aspen Insurance Holdings Limited
              --------------------------------

Ladies and Gentlemen:

          We have acted as special United States counsel to Aspen Insurance
Holdings Limited, a company organized under the laws of Bermuda (the "Company"), in connection with the registration under the U.S. Securities Act of 1933, as amended (the "Securities Act"), of a proposed exchange offer (the "Exchange
Offer") by the Company of up to $250,000,000 aggregate principal amount of 6.00%
Senior Notes due 2014 (the "Notes"), pursuant to the Registration Statement on
Form F-4, dated January 13, 2005 (the "Registration Statement"). This opinion is being delivered to the Company pursuant to Item 601(b)(5) of Regulation S-K under the Securities Act.

          The Notes are to be issued under an Indenture, dated as of August 16,
2004, between the Company and Deutsche Bank Trust Company Americas, as trustee
(the "Trustee"), as supplemented by the First Supplemental Indenture, dated as of August 16, 2004, between the Company and the Trustee (collectively, the
"Indenture"). The Exchange Offer is to be conducted in accordance with the terms of the Exchange and Registration Rights Agreement, dated August 16, 2004, among the Company and Deutsche Bank Securities, Inc. and Goldman, Sachs & Co., as
representatives of the several purchasers named therein.

          In connection with the opinion expressed below, we have examined (a)
the Registration Statement, (b) the form of the Indenture filed as an exhibit to the Registration Statement, (c) the form of the Registration Rights Agreement filed as an exhibit to the

Aspen Insurance Holdings Limited
January 13, 2005

Registration Statement and (d) the Purchase Agreement, dated August 11, 2004 among the Company, Deutsche Bank Securities Inc., Goldman, Sachs & Co., Banc of
America Securities LLC and Credit Suisse First Boston LLC (the "Purchase
Agreement" and, together with the Registration Rights Agreement, the Indenture and the Notes, the "Documents"). In addition, we have examined originals (or copies certified or otherwise identified to our satisfaction) of such other agreements, instruments, certificates, documents and records, and we have made such investigations of law as we have deemed necessary or appropriate as a basis for the opinion expressed below.

          In such examination, we have assumed, without inquiry: (i) the legal capacity of all natural persons, the genuineness of all signatures on all documents examined by us; (ii) that the persons executing such documents were duly authorized, and the authenticity of all documents submitted to us as originals; (iii) the conformity to the original documents of all documents submitted to us as copies and the authenticity of the originals of such latter documents; (iv) that the Registration Statement shall have become effective and the Indenture shall have been qualified under the Trust Indenture Act of 1939, as amended; (v) the terms of the Notes as well as the terms pursuant to which the Notes are to be exchanged pursuant to the Exchange Offer as described in the
Registration Statement and other matters relating to the issuance and sale of the Notes have been approved by all necessary corporate or other action on the part of the Company; (vi) that the Indenture has been duly executed and delivered by the Company; (vii) that the Notes shall have been duly executed and authenticated in accordance with the terms of the Indenture; (viii) that the
Notes shall have been issued pursuant to the Exchange Offer upon the terms set forth in the Registration Statement and the exhibits thereto; (ix) that each of the parties to the Documents has or shall have duly authorized and executed and delivered each of the Documents; (x) that each of the Documents (other than the
Notes) constitutes a valid, binding and enforceable obligation of each party thereto; (xi) that the Notes shall constitute a valid, binding and enforceable obligation of each party thereto other than the Company; (xii) that the execution and delivery by each of the parties to the Documents of, and their performance of their obligations under, the Documents do not and will not contravene, conflict with, violate, or result in a breach of or default under
(a) any constitutive documents of any party to the Documents, (b) any law, rule, regulation, resolution, guideline, interpretation, restriction, limitation, policy, procedure, ordinance, order, writ, judgment, decree, determination, or ruling applicable to any party to the Documents or the property of any party to the Documents, or (c) any agreement, document, instrument, obligation, or commitment binding on any party to the Documents or to which it or its property is subject; (xiii) that each of the Documents is in consideration of, or relates to an obligation arising out of, a transaction covering in the aggregate not less than the applicable amounts specified in Sections 5-1401 and 5-1402 of the
General Obligations Law of the State of New York and no public policy of the
State of New York overrides the application of such Sections; (xiv) that the choice of the law of the State of New York as the governing law for the
Documents is legal and valid under the laws of each jurisdiction other than the
State of New York; (xv) that any authorization, approval, consent, waiver, or other action by, notice to, or filing, qualification, or declaration with, any governmental or regulatory authority or body or other person required for the due execution, delivery, or performance of any of the Documents by or on behalf of any of the parties to any

Aspen Insurance Holdings Limited
January 13, 2005

such Document has been obtained or made; and (xvi) that any litigation relating to the Documents will be brought before a New York State court or a United
States federal court sitting in New York. As to any facts material to our opinion, we have, when the relevant facts were not independently established, relied upon the aforesaid agreements (including the Documents), instruments, certificates, documents and records and upon statements, representations, covenants and certificates of officers and representatives of the Company and its subsidiaries and of public officials.

          Based upon and subject to the foregoing, and subject to the further qualifications, assumptions and limitations set forth below, we are of the opinion that the Notes will be valid and binding obligations of the Company entitled to the benefits of the Indenture and enforceable against the Company in accordance with their terms, subject to (i) bankruptcy, insolvency, moratorium, reorganization, rehabilitation, receivership, liquidation, fraudulent conveyance or other similar laws affecting creditors' rights generally, the rights of creditors of insurers and the supervisory powers of insurance regulatory agencies, (ii) general principles of equity (regardless of whether such principles are considered in a proceeding at law or in equity), and (iii)
limitations on the payment of indemnification imposed by law or public policy.

                  We express no opinion as to the laws of any jurisdiction other than the laws of the State of New York. In particular, we do not purport to pass on any matter governed by Bermuda law and we note that Appleby Spurling Hunter is delivering to the Company an opinion dated as of the date hereof regarding certain matters of Bermuda law. We express no opinion as to any provisions of the Documents insofar as they relate to the subject matter jurisdiction of any courts to adjudicate any controversy relating to the Documents.

                                  Very truly yours,

                                  /s/ LeBoeuf, Lamb, Greene & MacRae, L.L.P.